AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 23, 2010

REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERRIMAN CURHAN FORD GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-2936371 (I.R.S. Employer Identification Number)

600 California Street, 9th Floor
San Francisco, California  94108
(415) 248-5600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

D. Jonathan Merriman,
Chairman of the Board and Chief Executive Officer
600 California Street, 9th Floor
San Francisco, CA 94108
 (Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Armando Castro, Esq.
Reed Smith LLP
1510 Page Mill Road, Suite 110
Palo Alto, California 94304
(650) 352-0500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by the selling stockholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of  “large accelerated filer”, “non-accelerated filer” and “smaller reporting company”  in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.0001 par value	50,938,246	$0.87	$44,316,274.02	$3,159.75

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of the Registrant’s Common Stock as may be issuable with respect to the shares being registered hereunder to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 (c) of the Securities Act.  The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high ($0.90) and low ($0.84) sales prices of the Registrant’s Common Stock on February 22, 2010, as reported on the NASDAQ.  The Registrant is not selling any shares of Common Stock in this offering and therefore will not receive any proceeds from this offering.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted

SUBJECT TO COMPLETION, DATED FEBRUARY 23, 2010

PROSPECTUS

50,938,246 SHARES

MERRIMAN CURHAN FORD GROUP, INC.

COMMON STOCK

This prospectus relates to the offering of up to 50,938,246 shares of our issued and outstanding Common Stock by the selling stockholders identified in this prospectus.  The selling stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of Common Stock and at fixed, prevailing market, negotiated, or other prices as described in this prospectus.

The selling stockholders have advised the Company that they have not engaged any person as an underwriter or selling agent for any of such shares, but they may in the future elect to do so, and they will be responsible for paying such a person or persons customary compensation for so acting.  The selling stockholders and any broker executing sell orders on behalf of any selling stockholder may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

We are not offering any shares of our Common Stock for sale under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of the shares of our Common Stock by the selling stockholders.

Our Common Stock is quoted on the NASDAQ under the symbol “MERR.” On February 22, 2010, the last reported sales price of our Common Stock, as reported on the NASDAQ, was $0.84 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.  SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS.  YOU ALSO SHOULD CONSIDER THE RISK FACTORS DESCRIBED IN THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February __, 2010.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous offering process. Under this shelf process, certain selling stockholders may from time to time sell the shares of Common Stock described in this prospectus in one or more offerings.

You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

You should rely only on the information provided in this prospectus or documents incorporated by reference into this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. The selling stockholders are offering to sell and seeking offers to buy shares of our Common Stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

 In this prospectus, we refer to Merriman Curhan Ford Group, Inc. as “we,” “us,” “our,” the “Company” or “MCF.” Reference to “selling stockholders” refers to those stockholders listed herein under “Selling Stockholders,” who may sell shares from time to time as described in this prospectus.

PROSPECTUS SUMMARY

The following is only a summary and therefore does not contain all of the information you should consider before investing in our securities. We urge you to read this entire prospectus, including the matters discussed under “Risk Factors” in this prospectus and the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the Securities and Exchange Commission.

Our Company

We are a financial services holding company that provides equity research, capital markets services, corporate and venture services, and investment banking through our primary operating subsidiary, Merriman Curhan Ford & Co.  In 2009, we sold the operating assets of Panel Intelligence, LLC, which had been our subsidiary dedicated to primary research, and discontinued operations of MCF Asset Management, our subsidiary which managed investment products.

Merriman Curhan Ford & Co. is an investment bank and securities broker-dealer focused on fast-growing companies and institutional investors. Our mission is to become a leader in the researching, advising, financing, trading and investing in fast-growing companies under $1 billion in market capitalization. We provide equity research, brokerage and trading services primarily to institutions, as well as investment banking and advisory services to corporate clients. We are attempting to gain market share by originating differentiated research for our institutional investor clients and providing specialized and integrated services for our fast-growing corporate clients.

In January 2009, we entered into an agreement to sell the assets of Institutional Cash Distributors (“ICD”), a division of Merriman Curhan Ford & Co., to a group of investors who are also its employees in order to raise capital.  ICD is a broker of money market funds serving the short-term investing needs of corporate finance departments at companies throughout the United States and Europe.  Completion of the sale is subject to regulatory review and approval.  When the sale is completed, we will no longer include the results of its operations and its financial condition in our financial statements.

Also in January 2009, we sold the assets of our subsidiary Panel Intelligence, LLC (“Panel”) which provides custom and published primary research to industry clients and investment professionals through online panel discussions, quantitative surveys and an extensive research library.  We decided to sell Panel to reduce our costs and to refocus on our core investment banking and broker-dealer services.

We have substantially liquidated MCF Asset Management, LLC, another subsidiary, which manages absolute return investment products for institutional and high-net worth clients.  We no longer have, for all practical purposes, a subsidiary dedicated to asset management.   At December 31, 2009, we held an immaterial amount of illiquid assets and were in the process of distributing these to investors.

We are headquartered in San Francisco, California with additional offices in New York, NY. As of December 31, 2009, we had 94 employees, including employees of ICD, which assets we are in the process of selling. Merriman Curhan Ford & Co. is registered with the Securities and Exchange Commission as a broker-dealer and is a member of Financial Industry Regulatory Authority (“FINRA”) and the Securities Investors Protection Corporation (“SIPC”).

The mailing address of our principal executive offices is 600 California Street, 9th Floor, San Francisco, California 94108. Our telephone number is (415) 248-5600. Our website address is www.merrimanco.com. Information on our website is not incorporated by reference into this prospectus and does not constitute part of this prospectus.

Series D Preferred Stock Financing

On September 8, 2009, the Company issued 23,720,916 shares of Series D Convertible Preferred Stock with a purchase price of $0.43 per share along with 5-year warrants to purchase 23,720,916 shares of the Company’s Common Stock with an exercise price of $0.65 per share.  The investor group consisted of 56 individuals and entities including certain officers, directors and employees of the Company, as well as outside investors.  All or portions of the principal and accrued interest of the following notes issued by the Company: (i) an aggregate of $625,000 Convertible Notes issued on the May 29, 2009 and June 1, 2009 (“Convertible Notes”); (ii) $300,000 Unsecured Promissory Note issued on the June 30, 2009 (“Unsecured Promissory Note) and (iii) $500,000 Bridge Note issued on the July 31, 2009 (“Bridge Note”) were converted into the Series D Convertible Preferred Stock shares.  None of these debt instruments remain outstanding after September 8, 2009.  The warrants issued in conjunction with the May 29 Convertible Notes and with the July 31 Bridge Note remain outstanding.

The Series D Convertible Preferred Stock was issued in a private placement exempt from registration requirements pursuant to Regulation D of the Securities Act of 1933, as amended.  Each share of Series D Convertible Preferred Stock is convertible into one share of Common Stock of the Company.  The Series D Convertible Preferred Stock carries a dividend rate of 6% per annum, payable in cash monthly.

In connection with the Purchase Agreement, Merriman Curhan Ford Group, Inc., also agreed to enter into a Investors’ Rights Agreement with the investors.  Under the terms of the Investors’ Rights Agreement, if a registration statement relating to the shares covered by this prospectus is not declared effective by the SEC within the time periods specified in the Investors’ Rights Agreement or, after having been declared effective, is not available (with certain limited exceptions in each case), then Merriman Curhan Ford Group, Inc., is required to pay the investors, pro-rata, in proportion to the number of shares of Series D Preferred Stock purchased by such Investor pursuant to the Purchase Agreement, five year warrants to purchase 150,000 shares of the Company’s Common Stock at $0.65 per share, on terms identical to those issued to the Investors under the Purchase Agreement (the “Registration Warrants”), as liquidated damages and not as a penalty, subject to an overall limit of liquidated damages in the aggregate of 900,000 Registration Warrants.  The liquidated damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to securing an effective Registration Statement.  The foregoing shall in no way limit any equitable remedies available to Investors for failure to secure an effective Registration Statement by the Registration Penalty Date.  Investors shall also be able to pursue monetary damages for failure to secure an effective Registration Statement by the Registration Penalty Date but only if such failure is due to the willful or deliberate action or inaction of the Company in breach of the covenants contained herein.  Except as provided for in the preceding sentence, each Investor agrees that the liquidated damages provided for in this section shall be its sole remedy for the failure to secure an effective Registration Statement for any Registrable Securities on a timely basis.

The Offering

Common Stock offered by us:	No shares

Common Stock offered by the selling stockholders:	50,938,246 shares

Common Stock outstanding after the offering:	12,747,670 shares (1)

NASDAQ symbol:	MERR

Use of Proceeds:	We will not receive any of the proceeds from the sale of the shares by the selling stockholders

Risk Factors:	See “Risk Factors” beginning on page 4 and other information included in this prospectus for a discussion of factors you should consider before investing in shares of our Common Stock

(1)
The number of shares shown to be outstanding is based on the number of shares of our Common Stock outstanding as of February 22, 2010, and does not include shares issuable upon conversion of outstanding Preferred Stock or reserved for issuance upon the exercise of options granted or available under our equity compensation plan.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. Before investing in our Common Stock, you should consider carefully the specific risks detailed in this “Risk Factors” section and any applicable prospectus supplement, together with all of the other information contained in this prospectus and any prospectus supplement.  If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our Common Stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We may not be able to maintain a positive cash flow and profitability.

Our ability to generate a positive cash flow and profitability depends on our ability to generate and maintain greater revenue while incurring reasonable expenses. This, in turn, depends, among other things, on the development of our investment banking and securities brokerage business, and we may be unable to maintain profitability if we fail to do any of the following:

establish, maintain and increase our client base;

manage the quality of our services;

compete effectively with existing and potential competitors;

further develop our business activities;

attract and retain qualified personnel;

limit operating costs;

settle pending litigation; and

maintaining adequate working capital.

We cannot be certain that we will be able to generate a positive cash flow and profitability on a quarterly or annual basis in the future. Our inability to generate profitability or positive cash flow could result in disappointing financial results, impede implementation of our growth strategy or cause the market price of our Common Stock to decrease. Accordingly, we cannot assure you that we will be able to generate the cash flow and profits necessary to sustain our business

We have had a number of structural changes to our operations as we divest certain non-core business lines to focus our service and product offerings.  Additionally, there have been a number of significant challenges faced by the securities and financial industries in the past 18 months.  As a result of our structural changes and the uncertainty of the current economic environment, the factors upon which we are able to base our estimates as to the gross revenue and the number of participating clients that will be required for us to generate a positive cash flow are unpredictable. For these and other reasons, we cannot assure you that we will not require higher gross revenue, and an increased number of clients, securities brokerage and investment banking transactions, and/or more time in order for us to complete the development of our business that we believe we need to be able to cover our operating expenses. It is more likely than not that our estimates will prove to be inaccurate because actual events more often than not differ from anticipated events. Furthermore, in the event that financing is needed in addition to the amount that is required for this development, we cannot assure you that such financing will be available on acceptable terms, if at all.

There are substantial legal proceedings against us involving claims for significant damages.

The actions of a former customer, William Del Biaggio III, and a former employee, Scott Cacchione, have given rise to many legal actions against us as described in the Company’s Report on Form 10-Q for the quarter ended September 30, 2009.  We selected the lawsuits we believe were of the most threatening in nature and, as of September 8, 2009, settled them in conjunction with our strategic transaction of that date.  There are other lawsuits related to these actions of our former employee which we have elected not to settle.  If we are found to be liable for the claims asserted in any or all of these legal actions, our cash position may suffer. Even if we ultimately prevail in all of these lawsuits, we may incur significant legal fees and diversion of management’s time and attention from our core businesses, and our business and financial condition may be adversely affected. We believe we have meritorious defenses against these claims, but there is no assurance of any favorable outcome.

Our exposure to legal liability is significant, and damages that we may be required to pay and the reputation harm that could result from legal action against us could materially adversely affect our businesses.

Unrelated to the actions of Del Biaggio and Cacchione, we face significant legal risks in our businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities offerings and other transactions, potential liability for “fairness opinions” and other advice we provide to participants in strategic transactions and disputes over the terms and conditions of complex trading arrangements. We are also subject to claims arising from disputes with employees for alleged discrimination or harassment, among other things. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time.

Our role as advisor to our clients on important underwriting or mergers and acquisitions transactions involves complex analysis and the exercise of professional judgment, including rendering “fairness opinions” in connection with mergers and other transactions. Therefore, our activities may subject us to the risk of significant legal liabilities to our clients and third parties, including stockholders of our clients who could bring securities class actions against us. Our investment banking engagements typically include broad indemnities from our clients and provisions to limit our exposure to legal claims relating to our services, but these provisions may not protect us or may not be enforceable in all cases.

For example, an indemnity from a client that subsequently is placed into bankruptcy is likely to be of little value to us in limiting our exposure to claims relating to that client. As a result, we may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and adverse judgments. Substantial legal liability or significant regulatory action against us could have a material adverse effect on our results of operations or cause significant reputation harm to us, which could seriously harm our business and prospects.

In the past, following periods of volatility in the market price of a Company’s securities, securities class action litigation often has been instituted against that Company. Such litigation is expensive and diverts management’s attention and resources. We can not assure you that we will not be subject to such litigation. If we are subject to such litigation, even if we ultimately prevail, our business and financial condition may be adversely affected.

We may not be able to continue operating our business as a going concern

The Company incurred significant losses in 2008. Even if we are successful in executing our plans, we will not be capable of sustaining losses such as those incurred in 2008. The Company’s ability to meet its going concern obligations is highly dependent on market and economic conditions. We also recorded net losses in certain quarters within other past fiscal years and have incurred losses in 2009. If operating conditions worsen in 2010 or if the Company receives adverse judgments in its pending litigations, we may not have the resources to meet our financial obligations as a going concern. If the Company is not able to continue in business as a going concern, the entire investment of our common stockholders may be at risk, and there can be no assurance that any proceeds stockholders would receive in liquidation would be equal to their investment in the Company, or even that stockholders would receive any proceeds in consideration of their common stock.

Limitations on our access to capital and our ability to comply with net capital requirements could impair ability to conduct our business

Liquidity, or ready access to funds, is essential to financial services firms. Failures of financial institutions have often been attributable in large part to insufficient liquidity. Liquidity is of importance to our trading business and perceived liquidity issues may affect our clients and counterparties’ willingness to engage in brokerage transactions with us. Our liquidity could be impaired due to circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects our trading clients, third parties or us. Further, our ability to sell assets may be impaired if other market participants are seeking to sell similar assets at the same time.

Merriman Curhan Ford & Co., our broker-dealer subsidiary, is subject to the net capital requirements of the SEC and various self-regulatory organizations of which it is a member. These requirements typically specify the minimum level of net capital a broker-dealer must maintain and also mandate that a significant part of its assets be kept in relatively liquid form. Any failure to comply with these net capital requirements could impair our ability to conduct our core business as a brokerage firm. Furthermore, Merriman Curhan Ford & Co. is subject to laws that authorize regulatory bodies to block or reduce the flow of funds from it to Merriman Curhan Ford Group, Inc. As a holding Company, Merriman Curhan Ford Group, Inc. depends on distributions and other payments from its subsidiaries to fund all payments on its obligations. As a result, regulatory actions could impede access to funds that Merriman Curhan Ford Group, Inc. needs to make payments on obligations, including debt obligations.

Our financial results may fluctuate substantially from period to period, which may impair our stock price.

We have experienced, and expect to experience in the future, significant periodic variations in our revenue and results of operations. These variations may be attributed in part to the fact that our investment banking revenue is typically earned upon the successful completion of a transaction, the timing of which is uncertain and beyond our control. In most cases we receive little or no payment for investment banking engagements that do not result in the successful completion of a transaction. As a result, our business is highly dependent on market conditions as well as the decisions and actions of our clients and interested third parties. For example, a client’s acquisition transaction may be delayed or terminated because of a failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or board or stockholder approvals, failure to secure necessary financing, adverse market conditions or unexpected financial or other problems in the client’s or counterparty’s business. If the parties fail to complete a transaction on which we are advising or an offering in which we are participating, we will earn little or no revenue from the transaction. This risk may be intensified by our focus on growth companies in the cleantech, consumer/internet/media, health care and tech/telecom sectors, as the market for securities of these companies has experienced significant variations in the number and size of equity offerings. Recently, there have been very few initial public offerings. More companies initiating the process of an initial public offering are simultaneously exploring merger and acquisition opportunities. If we are not engaged as a strategic advisor in any such dual-tracked process, our investment banking revenue would be adversely affected in the event that an initial public offering is not consummated.

As a result, we are unlikely to achieve steady and predictable earnings on a quarterly basis, which could in turn adversely affect our stock price.

Our ability to retain our professionals and recruit additional professionals is critical to the success of our business, and our failure to do so may materially adversely affect our reputation, business and results of operations.

Our ability to obtain and successfully execute our business depends upon the personal reputation, judgment, business generation capabilities and project execution skills of our senior professionals, particularly D. Jonathan Merriman, our Chief Executive Officer, and the other members of our Executive Committee. Our senior professionals’ personal reputations and relationships with our clients are a critical element in obtaining and executing client engagements. We face intense competition for qualified employees from other companies in the investment banking industry as well as from businesses outside the investment banking industry, such as investment advisory firms, hedge funds, private equity funds and venture capital funds. From time to time, we have experienced losses of investment banking, brokerage, research and other professionals and losses of our key personnel may occur in the future. The departure or other loss of Mr. Merriman, other member of our Executive Committee or any other senior professional who manages substantial client relationships and possesses substantial experience and expertise, could impair our ability to secure or successfully complete engagements, protect our market share or retain assets under management, each of which, in turn, could materially adversely affect our business and results of operations.

If any of our professionals were to join an existing competitor or form a competing company, some of our clients could choose to leave. The compensation plans and other incentive plans we have entered into with certain of our professionals may not prove effective in preventing them from resigning to join our competitors. If we are unable to retain our professionals or recruit additional professionals, our reputation, business, results of operations and financial condition may be materially adversely affected.

Our compensation structure may negatively impact our financial condition if we are not able to effectively manage our expenses and cash flows.

Historically the industry has been able to attract and retain investment banking, research and sales and trading professionals, in part because the business models have provided for lucrative compensation packages. Compensation and benefits is our largest expenditure and the variable compensation component or bonus has represented a significant proportion of this expense. The Company’s bonus compensation is discretionary. For 2009, the potential pool was determined by a number of components including revenue production, key operating milestones and profitability. There is a potential that we could pay individuals for revenue production despite the business having negative cash flows and/or net losses in order to ensure retention of key employees.

Pricing and other competitive pressures may impair the revenue and profitability of our brokerage business.

We derive a significant portion of our revenue from our brokerage business. Along with other brokerage firms, we have experienced intense price competition in this business in recent years. Recent developments in the brokerage industry, including decimalization and the growth of electronic communications networks, or ECNs, have reduced commission rates and profitability in the brokerage industry. We expect this trend toward alternative trading systems to continue. We believe we may experience competitive pressures in these and other areas as some of our competitors seek to obtain market share by competing on the basis of price. In addition, we face pressure from larger competitors, which may be better able to offer a broader range of complementary products and services to brokerage clients in order to win their trading business. As we are committed to maintaining our comprehensive research coverage in our target sectors to support our brokerage business, we may be required to make substantial investments in our research capabilities. If we are unable to compete effectively with our competitors in these areas, brokerage revenue may decline and our business, financial condition and results of operations may be adversely affected.

We may experience significant losses if the value of our marketable security positions deteriorates.

We conduct active and aggressive securities trading, market-making and investment activities for our own account, which subjects our capital to significant risks. These risks include market, credit, counterparty and liquidity risks, which could result in losses. These activities often involve the purchase, sale or short sale of securities as principal in markets that may be characterized as relatively illiquid or that may be particularly susceptible to rapid fluctuations in liquidity and price. Trading losses resulting from such trading could have a material adverse effect on our business and results of operations.

Difficult market conditions could adversely affect our business in many ways.

Difficult market and economic conditions and geopolitical uncertainties have in the past adversely affected and may in the future adversely affect our business and profitability in many ways. Weakness in equity markets and diminished trading volume of securities could adversely impact our brokerage business, from which we have historically generated more than half of our revenue. Industry-wide declines in the size and number of underwritings and mergers and acquisitions also would likely have an adverse effect on our revenue. In addition, reductions in the trading prices for equity securities also tend to reduce the deal value of investment banking transactions, such as underwriting and mergers and acquisitions transactions, which in turn may reduce the fees we earn from these transactions. As we may be unable to reduce expenses correspondingly, our profits and profit margins may decline.

We may suffer losses through our investments in securities purchased in secondary market transactions or private placements.

Occasionally, our Company, its officers and/or employees may make principal investments in securities through secondary market transactions or through direct investment in companies through private placements. In many cases, employees and officers with investment discretion on behalf of our Company decide whether to invest in our account or their personal account. It is possible that gains from investing will accrue to these individuals because investments were made in their personal accounts, and our Company will not realize gains because it did not make an investment. Conversely, it is possible that losses from investing will accrue to our Company, while these individuals do not experience losses in their personal accounts because the individuals did not make investments in their personal accounts.

We face strong competition from larger firms.

The brokerage, investment banking and asset management industries are intensely competitive. We compete on the basis of a number of factors, including client relationships, reputation, the abilities and past performance of our professionals, market focus and the relative quality and price of our services and products. We have experienced intense price competition with respect to our brokerage business, including large block trades, spreads and trading commissions. Pricing and other competitive pressures in investment banking, including the trends toward multiple book runners, co-managers and multiple financial advisors handling transactions, have continued and could adversely affect our revenue, even during periods where the volume and number of investment banking transactions are increasing.  We believe we may experience competitive pressures in these and other areas in the future as some of our competitors seek to obtain market share by competing on the basis of price..

We are a relatively small investment bank with approximately 94 employees as of December 31, 2009 and revenue less than $40 million in 2008. Many of our competitors in the brokerage and investment banking industries have a broader range of products and services, greater financial and marketing resources, larger customer bases, greater name recognition, more senior professionals to serve their clients’ needs, greater global reach and more established relationships with clients than we have. These larger and better capitalized competitors may be better able to respond to changes in the brokerage and investment banking, to compete for skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally.

The scale of our competitors has increased in recent years as a result of substantial consolidation among companies in the brokerage and investment banking industries. In addition, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired underwriting or financial advisory practices and broker-dealers or have merged with other financial institutions. These firms have the ability to offer a wider range of products than we do, which may enhance their competitive position. They also have the ability to support investment banking with commercial banking, insurance and other financial services in an effort to gain market share, which has resulted, and could further result, in pricing pressure in our businesses. In particular, the ability to provide financing has become an important advantage for some of our larger competitors and, because we do not provide such financing, we may be unable to compete as effectively for clients in a significant part of the brokerage and investment banking market.

If we are unable to compete effectively with our competitors, our business, financial condition and results of operations will be adversely affected.

We have incurred losses in the recent past and may incur losses in the future.

We have incurred losses in the recent past and may incur losses in the future. We incurred losses in 2009. We recorded net losses of $30.27 million for the year ended December 31, 2008 and $8.22 million for the year ended December 31, 2006. We also recorded net losses in certain quarters within other past fiscal years. We may incur losses in any of our future periods. If we are unable to finance future losses, those losses may have a significant effect on our liquidity as well as our ability to operate.

In addition, we may incur significant expenses in connection with initiating new business activities or in connection with any expansion of our underwriting, brokerage or other businesses. We may also engage in strategic acquisitions and investments for which we may incur significant expenses. Accordingly, we will need to increase our revenue at a rate greater than our expenses to achieve and maintain profitability. If our revenues do not increase sufficiently, or even if our revenue increase but we are unable to manage our expenses, we will not achieve and maintain profitability in future periods.

Capital markets and strategic advisory engagements are singular in nature and do not generally provide for subsequent engagements.

Our investment banking clients generally retain us on a short-term, engagement-by-engagement basis in connection with specific capital markets or mergers and acquisitions transactions, rather than on a recurring basis under long-term contracts. As these transactions are typically singular in nature and our engagements with these clients may not recur, we must seek out new engagements when our current engagements are successfully completed or are terminated. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any subsequent period. If we are unable to generate a substantial number of new engagements and generate fees from those successful completion of transactions, our business and results of operations would likely be adversely affected.

A significant portion of our brokerage revenue is generated from a relatively small number of institutional clients.

A significant portion of our brokerage revenue is generated from a relatively small number of institutional clients. For example, in 2009 we generated 14% of our brokerage revenue, or approximately 12% of our total revenue, from our ten largest brokerage clients. Similarly, in 2008 we generated 37% of our brokerage revenue, or approximately 25% of our total revenue, from our ten largest brokerage clients. If any of our key clients departs or reduces its business with us and we fail to attract new clients that are capable of generating significant trading volumes, our business and results of operations will be adversely affected.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk.

Our risk management strategies and techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk.

We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure, breach of contract or other reasons. We are also subject to the risk that our rights against third parties may not be enforceable in all circumstances. As a clearing member firm, we finance our customer positions and could be held responsible for the defaults or misconduct of our customers. Although we regularly review credit exposures to specific clients and counterparties and to specific industries and regions that we believe may present credit concerns, default risk may arise from events or circumstances that are difficult to detect or foresee. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect us. Also, risk management policies and procedures that we utilize with respect to investing our own funds or committing our capital with respect to investment banking or trading activities activities may not protect us or mitigate our risks from those activities. If any of the variety of instruments, processes and strategies we utilize to manage our exposure to various types of risk are not effective, we may incur losses.

Our operations and infrastructure may malfunction or fail.

Our businesses are highly dependent on our ability to process, on a daily basis, a large number of increasingly complex transactions across diverse markets. Our financial, accounting or other data processing systems may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, including a disruption of electrical or communications services or our inability to occupy one or more of our buildings. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses. If any of these systems do not operate properly or are disabled or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer an impairment to our liquidity, financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputation damage.

We also face the risk of operational failure of any of our clearing agents, the exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. Any such failure or termination could adversely affect our ability to effect transactions and to manage our exposure to risk.

In addition, our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our businesses and the communities in which located. This may include a disruption involving electrical, communications, transportation or other services used by us or third parties with which we conduct business, whether due to fire, other natural disaster, power or communications failure, act of terrorism or war or otherwise. Nearly all of our employees in our primary locations, including San Francisco and New York, work in close proximity to each other. If a disruption occurs in one location and our employees in that location are unable to communicate with or travel to other locations, our ability to service and interact with our clients may suffer and we may not be able to implement successfully contingency plans that depend on communication or travel. Insurance policies to mitigate these risks may not be available or may be more expensive than the perceived benefit. Further, any insurance that we may purchase to mitigate certain of these risks may not cover our loss.

Our operations also rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code and other events that could have a security impact. If one or more of such events occur, this potentially could jeopardize our or our clients’ or counterparties’ confidential and other information processed by, stored in, and transmitted through our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients’, our counterparties’ or third parties’ operations. We may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us.

Strategic investments or acquisitions and joint ventures may result in additional risks and uncertainties in our business.

We may grow our business through both internal expansion and through strategic investments, acquisitions or joint ventures. To the extent we make strategic investments or acquisitions or enter into joint ventures, we face numerous risks and uncertainties combining or integrating businesses, including integrating relationships with customers, business partners and internal data processing systems. In the case of joint ventures, we are subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputation damage relating to systems, controls and personnel that are not under our control. In addition, conflicts or disagreements between us and our joint venture partners may negatively impact our businesses.

Future acquisitions or joint ventures by us could entail a number of risks, including problems with the effective integration of operations, the inability to maintain key pre-acquisition business relationships and integrate new relationships, the inability to retain key employees, increased operating costs, exposure to unanticipated liabilities, risks of misconduct by employees not subject to our control, difficulties in realizing projected efficiencies, synergies and cost savings, and exposure to new or unknown liabilities.

Any future growth of our business may require significant resources and/or result in significant unanticipated losses, costs or liabilities. In addition, expansions, acquisitions or joint ventures may require significant managerial attention, which may be diverted from our other operations.

Evaluation of our prospects may be more difficult in light of our limited operating history.

As a result of the volatile economic conditions faced by the securities and financial industries and the restructuring of our business lines, there have been a number of changes to our operations.  Given these changes, we can no longer rely upon prior operating history to evaluate our business and prospects.  Additionally, we are subject to the risks and uncertainties that face a Company in the process of restructuring its business in the midst of uncertain economic environment. Some of these risks and uncertainties relate to our ability to attract and retain clients on a cost-effective basis, expand and enhance our service offerings, raise additional capital and respond to competitive market conditions. We may not be able to address these risks adequately, and our failure to do so may adversely affect our business and the value of an investment in our Common Stock.

RISKS RELATED TO OUR INDUSTRY

Risks associated with volatility and losses in the financial markets.

The U.S. financial markets in 2008 and early 2009 suffered unprecedented volatility and losses.  Several mortgage-related financial institutions and certain large investment banks were not able to continue their businesses.  In the event that the securities and financial industries face similar or greater volatility there can be no assurance that we will be able to continue our operations.

Employee misconduct could harm us and is difficult to detect and deter.

In addition to our experience with our former employee Scott Cacchione, there have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur at our Company. For example, misconduct by employees could involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputation or financial harm to us. It is not always possible to deter employee misconduct and the precautions we take to detect and prevent this activity may not be effective in all cases, and we may suffer significant reputation harm for any misconduct by our employees.

Risks associated with regulatory impact on capital markets.

Highly publicized financial scandals in recent years have led to investor concerns over the integrity of the U.S. financial markets, and have prompted Congress, the SEC, the NYSE and FINRA to significantly expand corporate governance and public disclosure requirements. To the extent that private companies, in order to avoid becoming subject to these new requirements, decide to forgo initial public offerings, our equity underwriting business may be adversely affected. In addition, provisions of the Sarbanes-Oxley Act of 2002 and the corporate governance rules imposed by self-regulatory organizations have diverted many companies’ attention away from capital market transactions, including securities offerings and acquisition and disposition transactions. In particular, companies that are or are planning to register their securities with the SEC or to become subject to the reporting requirements of the Securities Exchange Act of 1934 are incurring significant expenses in complying with the SEC and accounting standards relating to internal control over financial reporting, and companies that disclose material weaknesses in such controls under the new standards may have greater difficulty accessing the capital markets. These factors, in addition to adopted or proposed accounting and disclosure changes, may have an adverse effect on the business.

Financial services firms have been subject to increased scrutiny over the last several years, increasing the risk of financial liability and reputational harm resulting from adverse regulatory actions.

Firms in the financial services industry have been operating in a difficult regulatory environment. The industry has experienced increased scrutiny from a variety of regulators, including the SEC, the NYSE, FINRA and state attorneys general. Penalties and fines sought by regulatory authorities have increased substantially over the last several years. This regulatory and enforcement environment has created uncertainty with respect to a number of transactions that had historically been entered into by financial services firms and that were generally believed to be permissible and appropriate. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. We also may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. Among other things, we could be fined, prohibited from engaging in some of our business activities or subject to limitations or conditions on our business activities. Substantial legal liability or significant regulatory action against us could have material adverse financial effects or cause significant reputation harm to us, which could seriously harm our business prospects.

In addition, financial services firms are subject to numerous conflicts of interests or perceived conflicts. The SEC and other federal and state regulators have increased their scrutiny of potential conflicts of interest. We have adopted various policies, controls and procedures to address or limit actual or perceived conflicts and regularly seek to review and update our policies, controls and procedures. However, appropriately dealing with conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with conflicts of interest. Our policies and procedures to address or limit actual or perceived conflicts may also result in increased costs, additional operational personnel and increased regulatory risk. Failure to adhere to these policies and procedures may result in regulatory sanctions or client litigation. For example, the research areas of investment banks have been and remain the subject of heightened regulatory scrutiny which has led to increased restrictions on the interaction between equity research analysts and investment banking personnel at securities firms.

Financial service companies have experienced a number of highly publicized regulatory inquiries concerning market timing, late trading and other activities that focus on the mutual fund industry. These inquiries have resulted in increased scrutiny within the industry and new rules and regulations for mutual funds, investment advisers and broker-dealers.

Our exposure to legal liability is significant, and damages that we may be required to pay and the reputational harm that could result from legal action against us could materially adversely affect our businesses.

We face significant legal risks in our businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities offerings and other transactions, potential liability for “fairness opinions” and other advice we provide to participants in strategic transactions and disputes over the terms and conditions of complex trading arrangements. We are also subject to claims arising from disputes with employees for alleged discrimination or harassment, among other things. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time.

Our role as advisor to our clients on important underwriting or mergers and acquisitions transactions involves complex analysis and the exercise of professional judgment, including rendering “fairness opinions” in connection with mergers and other transactions. Therefore, our activities may subject us to the risk of significant legal liabilities to our clients and aggrieved third parties, including stockholders of our clients who could bring securities class actions against us. Our investment banking engagements typically include broad indemnities from our clients and provisions to limit our exposure to legal claims relating to our services, but these provisions may not protect us or may not be enforceable in all cases.

For example, an indemnity from a client that subsequently is placed into bankruptcy is likely to be of little value to us in limiting our exposure to claims relating to that client. As a result, we may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and adverse judgments. Substantial legal liability or significant regulatory action against us could have a material adverse effect on our results of operations or cause significant reputational harm to us, which could seriously harm our business and prospects.

In the past, following periods of volatility in the market price of a Company’s securities, securities class action litigation often has been instituted against that Company. Such litigation is expensive and diverts management’s attention and resources. We can not assure you that we will not be subject to such litigation. If we are subject to such litigation, even if we ultimately prevail, our business and financial condition may be adversely affected.

RISKS RELATED TO OWNING OUR STOCK

We have issued Series D Convertible Preferred Stock with rights, preferences and privileges that are senior to those of our Common Stock.  The exercise of some or all of these Series D Convertible Preferred Stock rights may have a detrimental effect on the rights of the holders of the Common Stock.

On September 8, 2009, we closed a private placement Preferred Stock financing transaction.  We sold 23,720,916 shares of our Series D Convertible Preferred Stock at $0.43 per share and warrants to purchase 23,720,916 shares of Common Stock at $0.65 per share to an investor group that includes certain of our officers and directors in addition to outside investors.  In connection with this transaction, the Company converted the principal and accrued interest of certain notes, issued by the Company between May 2009 and July 2009, into Series D Convertible Preferred Stock.  The aggregate principal amount from these cancelled notes was $1,425,000.

The warrants originally contained a full ratchet antidilution provision, which, in accordance with Generally Accepted Accounting Principals, required us to record a non-cash warrant liability of approximately $26 million.  As a result, we reported a stockholders’ deficit (negative stockholders’ equity).  This, in turn, caused us to fall outside the NASDAQ Listing Rules that require that we have a minimum of $2,000,000 of stockholders’ equity.

We have since remedied the noncompliance with the NASDAQ listing rules by amending the warrants to remove the full ratchet antidilution provision and thus remove the resulting stockholders’ deficit.  In consideration for such amendment, the Company has agreed to pay the holders of the warrants $0.005 per warrant share in cash, which is anticipated to be paid on August 15, 2010.  We believe we are now in full compliance with the NASDAQ minimum shareholders’ equity requirements.

The Series D Convertible Preferred Stock has a number of rights, preferences and privileges that are superior to those of the Common Stock.  Holders of the Series D Convertible Preferred Stock are entitled to a 6% annual dividend, payable monthly in arrears.  As of September 30, 2009, the Company recorded cash dividends payable of $39,000.  The Company cannot pay any dividends on the Common Stock until all accrued dividends on the Series D Convertible Preferred Stock are first paid.

The holders of Series D Convertible Preferred Stock are entitled to a “liquidation preference payment” of $0.43 per share of Series D Convertible Preferred Stock plus all accrued but unpaid dividends on such shares prior and in preference to any payment to holders of the Common Stock upon a merger, acquisition, sale of substantially all the assets, or certain other liquidation events of the Company.  Any proceeds after payment of the “liquidation preference payment” shall be paid pro rata to the holders of the Series D Convertible Preferred Stock and Common Stock on an as converted to Common Stock basis.  As such, holders of Common Stock might receive nothing in liquidation, or receive much less than they would if there was no Series D Convertible Preferred Stock outstanding.

The Series D Convertible Preferred Stock have antidilution protection, including full ratchet antidilution protection for certain new issuances of Company Stock, as specified in the Certificate of Designation of Series D Convertible Preferred Stock incorporated herein by reference.  If such antidilution protection is triggered, the holders of Common Stock may have their ownership in the Company diluted.

The holders of the Series D Convertible Preferred Stock also has substantial voting power over the Company.  Such holders are entitled to elect four of the nine members of our Board of Directors.  Additionally, they have certain “protective provisions,” as set forth in the Certificate of Designation, requiring us to obtain their approval before we can carry out certain actions.  The holders of Series D Convertible Preferred Stock may gain additional voting power if they exercise the warrants or if they acquire shares of our Common Stock in the market.

The interests of the holders of the Series D Convertible Preferred Stock might not be aligned with those of the holders of Common Stock, which could result in the Company being sold or liquidated in a transaction in which the holders of Common Stock receive little or nothing.

In connection with the private placement transaction, we entered into an Investors’ Rights Agreement with the investors.  Under the terms of the Investors’ Rights Agreement, if a registration statement relating to the Common Stock shares underlying the Series D Convertible Preferred Stock and warrants is not declared effective by the SEC within the time periods specified in the Investors’ Rights Agreement or, after having been declared effective, is not available (with certain limited exceptions in each case), then we are required to pay the investors, pro-rata, in proportion to the number of shares of Series D Convertible Preferred Stock purchased by such investor in the transaction, five year warrants to purchase 150,000 shares of the Company’s Common Stock at $0.65 per share, on terms identical to those issued to the investors under the financing transaction (the “Registration Warrants”), as liquidated damages and not as a penalty, subject to an overall limit of liquidated damages in the aggregate of 900,000 Registration Warrants.  The liquidated damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to securing an effective registration statement.  The foregoing shall in no way limit any equitable remedies available to investors for failure to secure an effective registration statement by the time specified in the Investors’ Rights Agreement.  Investors shall also be able to pursue monetary damages for failure to secure an effective registration statement by the agreed upon time but only if such failure is due to the willful or deliberate action or inaction of the Company in breach of the covenants contained herein.

Your ownership percentage may be diluted by warrants issued in connection with our convertible notes financing.

The investors of the convertible notes issued on May 29, 2009 and June 1, 2009 received warrants to purchase an aggregate of 937,500 shares of the Common Stock of the Company at $0.50 per share.  The investor and guarantors of the Note issued on July 31, 2009 received warrants to purchase an aggregate of 2,326,000 shares of the Common Stock of the Company at $0.65 per share.  While the convertible notes and the note are no longer outstanding, the warrants issued in conjunction with them are, and exercise of these warrants would dilute the ownership percentage of existing stockholders in the Company.

A significant percentage of our outstanding Common Stock is owned or controlled by our senior professionals and other employees and their interests may differ from those of other stockholders.

Our executive officers and directors, and entities affiliated with them, control approximately 44% of our outstanding Common Stock including exercise of their options, and Series D Preferred stock and associated warrants. These stockholders, if they act together, will be able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of us and might affect the market price of our Common Stock.

Provisions of our organizational documents may discourage an acquisition of us.

Our Certificate of Incorporation authorizes our Board of Directors to issue up to an additional 37,450,000 shares of Preferred Stock, without approval from our stockholders. Of these, 30,150,000 have already been authorized by our Board of Directors and may be issued by management.  The balance would require authorization by our Board.

If you hold our Common Stock, this means that our Board of Directors has the right, without your approval as a common stockholder, to fix the relative rights and preferences of the Preferred Stock. This would affect your rights as a common stockholder regarding, among other things, dividends and liquidation. We could also use the Preferred Stock to deter or delay a change in control of our Company that may be opposed by our management even if the transaction might be favorable to you as a common stockholder.

In addition, the Delaware General Corporation Law contains provisions that may enable our management to retain control and resist our takeover. These provisions generally prevent us from engaging in a broad range of business combinations with an owner of 15% or more of our outstanding voting stock for a period of three years from the date that such person acquires his or her stock. Accordingly, these provisions could discourage or make more difficult a change in control or a merger or other type of corporate reorganization even if it could be favorable to the interests of our stockholders.

The market price of our Common Stock may decline.

The market price of our Common Stock has in the past been, and may in the future continue to be, volatile. A variety of events may cause the market price of our Common Stock to fluctuate significantly, including:

▪	variations in quarterly operating results;

▪	announcements of significant contracts, milestones, acquisitions;

▪	relationships with other companies;

▪	ability to obtain needed capital commitments;

▪	additions or departures of key personnel;

▪	sales of common and Preferred Stock, conversion of securities convertible into Common Stock, exercise of options and warrants to purchase Common Stock or termination of stock transfer restrictions;

▪	general economic conditions, including conditions in the securities brokerage and investment banking markets;

▪	changes in financial estimates by securities analysts; and

▪	fluctuation in stock market price and trading volume.

Many of these factors are beyond our control. Any one of the factors noted herein could have an adverse effect on the value of our Common Stock. Declines in the price of our stock may adversely affect our ability to recruit and retain key employees, including our senior professionals.

In addition, the stock market in recent years has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies and that often have been unrelated to the operating performance of such companies. These market fluctuations have adversely impacted the price of our Common Stock in the past and may do so in the future.

Your interest in our firm may be diluted due to issuance of additional shares of Common Stock.

Our Board of Directors has the authority to issue up to 300,000,000 shares of Common Stock and to issue options and warrants to purchase shares of our Common Stock without stockholder approval in certain circumstances. Future issuance of additional shares of our Common Stock could be at values substantially below the price at which you may purchase our stock and, therefore, could represent substantial dilution. In addition, our Board of Directors could issue large blocks of our Common Stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

We have a significant number of outstanding stock options and warrants. During 2009, shares issuable upon the exercise of these options and warrants, at prices ranging currently from approximately $0.50 to $49.00 per share, represent approximately 9% of our total outstanding stock on a fully diluted basis using the treasury stock method.

The exercise of the outstanding options and warrants would dilute the then-existing stockholders’ percentage ownership of our Common Stock. Any sales resulting from the exercise of options and warrants in the public market could adversely affect prevailing market prices for our Common Stock. Moreover, our ability to obtain additional equity capital could be adversely affected since the holders of outstanding options and warrants may exercise them at a time when we would also wish to enter the market to obtain capital on terms more favorable than those provided by such options and warrants. We lack control over the timing of any exercise or the number of shares issued or sold if exercises occur.

Your ability to sell your shares may be restricted because there is a limited trading market for our Common Stock.

Although our Common Stock is currently traded on the Nasdaq Stock Market, an active trading market in our stock has been limited. Accordingly, you may not be able to sell your shares when you want or at the price you want.

We do not expect to pay any cash dividends in the foreseeable future.

We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends in the foreseeable future. Accordingly, our stockholders must rely on sales of their shares of Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on an investment in our Common Stock. Investors seeking cash dividends should not purchase our Common Stock.

If our CEO leaves the Company, additional warrants will be issued which may further dilute the ownership percentage of the holders of the Company's Common Stock

If D. Jonathan Merriman ceases to serve as Chief Executive Officer of the Company prior to August 27, 2012, the Company agreed in connection with the issuance of the Series D Convertible Preferred Stock to issue additional warrants (the “Merriman Warrants”) to the holders of the Series D Preferred Stock to purchase shares of the Company’s Common Stock.  The Merriman Warrants would be exercisable for a total of 23,720,916 shares of Common Stock, with an exercise price of $0.65 per share and a term of five years.  Exercise of the Merriman Warrants would dilute the ownership percentage of existing holders of Common Stock.  If Mr. Merriman dies, is terminated without “Cause” or resigns with “Good Reason,” these warrants will not be issuable.  “Cause” and “Good Reason” are defined in the Investors Rights Agreement entered into in connection with the issuance of the Series D Preferred Stock, which was filed as Exhibit 10.48 to the Company’s Amended Current Report on Form 8-K/A on September 2, 2009.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Information in and incorporated by reference into this prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act.  These forward-looking statements often can be, but are not always, identified by the use of words such as “assume,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” “predict,” “anticipate,” “may,” “might,” “should,” “could,” “goal,” “potential” and similar expressions.  Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income of Merriman Curhan Ford Group. Inc., wherever they occur, are necessarily estimates reflecting the best judgment of our senior management on the date on which they were made, or if no date is stated, as of the date of this prospectus.  Forward-looking statements are subject to risks, uncertainties and assumptions, including those described in the section entitled “Risk Factors” and elsewhere in the documents incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our subsequent SEC filings.

Because actual results or outcomes could differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements.  New factors emerge from time to time, and it is not possible for us to predict which factors will arise.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason.  All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

USE OF PROCEEDS

The net proceeds from any disposition of the shares covered hereby will be received by the selling stockholders or their transferees. We will not receive any of the proceeds from any such sale of the Common Stock offered by this prospectus.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow the selling stockholders or their donees, pledgees, transferees or other successors in interest to sell, from time to time, up to 50,938,246 shares of our Common Stock which they acquired pursuant to a Purchase Agreement dated September 8, 2009 The table below presents information regarding the selling stockholders and the shares of our Common Stock that they may offer and sell from time to time under this prospectus. Beneficial ownership is determined under Section 13(d) of the Exchange Act and generally includes voting or investment power with respect to securities and including any securities that grant the selling stockholder the right to acquire Common Stock within 60 days of February 23, 2010.

	Number Of Shares Beneficially	Amount Of Shares Of Common Stock Being	Shares Beneficially Owned After Offering
Name Of Selling Stockholders (1)	Owned Before Offering (2)	Offered Pursuant To This Prospectus (3)	Number (3)	Percentage (4)
Alan Auerbach	930,232	930,232	-	*
Alan Budd Zuckerman	116,278	116,278	-	*
ALB Private Investments LLC	600,000	600,000	-	*
Almond Ventures LLC	2,000,000	2,000,000	-	*
Andrew Arno(5)	2,790,696	2,790,696	-	*
Anthony Low-Beer	940,000	940,000	-	*
Athena Sofios Marks	465,116	465,116	-	*
Brock Ganeles	847,674	847,674	-	*
Cynthia A. Kohn	300,000	300,000	-	*
D. Jonathan Merriman Trust, UAD 10/17/04	1,414,771	830,814	583,957	*
Dean Barr	540,116	540,116	-	*
Delaware Charter GTY Trust Theodore K. Davis IRA	116,278	116,278	-	*
Douglas Bergeron	3,725,959	3,720,930	5,029	*
Edwin P. Baldry	150,000	150,000	-	*
Emanuel Neuman	46,510	46,510	-	*
Eric Wold	232,558	232,558	-	*
First Bank & Trust as Custodian of Ronald L. Chez IRA	18,009,353	17,676,732	332,621	*
Francis A. Mlynarczyk, Jr.	200,000	200,000	-	*
Grand Slam Capital Master Fund LTD	2,326,000	2,326,000	-	*
Helen R. Esposito	200,000	200,000	-	*
Henry Tang	46,510	46,510	-	*
Intergroup Corporation	697,674	697,674	-	*
IRA FBO Peter Victor Coleman, Pershing LLC as Custodian	760,814	755,814	5,000	*
JBA Investments LLC (5)	290,696	290,696	-	*
Jeffrey C. Jellison	615,116	615,116	-	*
Jeffrey M. Soinski	256,736	232,558	24,178	*
John Chambers	386,336	386,336	-	*
John M. Thompson	313,775	232,558	81,217	*
John Peter Gutfreund	465,116	465,116	-	*
John V. Winfield	697,674	697,674	-	*
Kaushal Shah	23,254	23,254	-	*
Kenneth R. Werner	116,278	116,278	-	*
Kevin McCormack	100,000	100,000	-	*
Leigh A. Simons	116,278	116,278	-	*
Maida Chicon	100,000	100,000	-	*
Marilyn J. Chez Irrev Trust FBO Elizabeth Macknin	232,558	232,558	-	*
Marilyn J. Chez Irrev Trust FBO Eric Jason Chez	232,558	232,558	-	*
Mark Green (8)	1,162,790	1,162,790	-	*
Mechele Plotkin Flaum	100,000	100,000	-	*
Michael E. Marrus (6)	1,860,464	1,860,464	-	*
Michael Margolis	116,278	116,278	-	*
MJA Investments LLC (5)	290,696	290,696	-	*
MLPF&S Cust FBO William Febbo	579,067	232,558	346,509	*
Phylis M. Esposito	700,000	700,000	-	*
Portsmouth Square, Inc	697,674	697,674	-	*
Robert E. Ford	116,278	116,278	-	*
Sander A. Flaum	300,000	300,000	-	*
Santa Fe Financial	465,116	465,116	-	*
Schmal Family Trust	289,193	232,558	56,635	*
Spencer B. Grimes	116,278	116,278	-	*
Steven R. Becker	372,092	372,092	-	*
The Thunen Family Trust, Dated 10/4/05	832,558	832,558	-	*
Thomas I. Unterberg (7)	1,627,906	1,627,906	-	*
Thomas P. Newton	500,744	500,744	-	*
Tsunami Partners, LP	300,000	300,000	-	*
UBS Custodian FBO Andy Arno IRA(5)	418,604	418,604	-	*
Others	124,740	124,740	-	*

*	Represents beneficial ownership of less than 1%

(1)	Unless otherwise noted, this table is based on information supplied to us by the selling stockholders and certain records of the Company.

(2)
The share numbers in this column assumes the full conversion of all the Series D Preferred Stock into Common Stock and the issuance of shares of Common Stock pursuant to the exercise of outstanding warrants.

(3)
We do not know when or in what amounts a selling stockholder may offer shares for sale.  The selling stockholders might not sell any or all of the shares offered by this prospectus.  Because the selling stockholders may offer all or some of the shares pursuant to this offering and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(4)
The percentage calculation after the offering is based on 12,747,670 shares of Common Stock Outstanding and assumes (i) the conversion of 23,720,916 shares of Series D Preferred Stock into Common Stock and (ii) the issuance of 27,217,330 shares of Common Stock pursuant to the exercise of outstanding warrants.

(5)
As of the date hereof, Mr. Arno beneficially owns 3,790,696 shares of Common Stock of the Issuer, issuable upon conversion of 1,895,346 shares of Series D Convertible Preferred Stock and exercise of warrants to purchase 1,895,346 shares of Common Stock.  This aggregate amount beneficially owned by Mr. Arno includes (i) 145,348 shares of Series D Convertible Preferred Stock and warrants to purchase 145,348 shares of Common Stock held by each of MJA Investments LLC and JBA Investments LLC and (ii) 209,302 shares of Series D Convertible Preferred Stock and exercise of warrants to purchase 209,302 shares of Common Stock held by an individual retirement account for the benefit of Mr. Arno. Mr. Arno’s beneficial ownership constitutes approximately 5.83% of the Common Stock outstanding.  Mr. Arno serves as investment advisor to each of MJA Investments LLC and LBA Investments LLC and disclaims all beneficial ownership of the securities held by each of those entities.

(6)
As of the date hereof, Mr. Marrus beneficially owns 1,860,464 shares of Common Stock of the Issuer, issuable upon conversion of 930,232 shares of Series D Convertible Preferred Stock and exercise of warrants to purchase 930,232 shares of Common Stock.  Mr. Marrus’ beneficial ownership constitutes 2.86% of the Common Stock outstanding.

(7)
As of the date hereof, Mr. Unterberg beneficially owns 1,627,906 shares of Common Stock of the Issuer, issuable upon conversion of 813,953 shares of Series D Convertible Preferred Stock and exercise of warrants to purchase 813,953 shares of Common Stock.  Mr. Unterberg’s beneficial ownership constitutes 2.50% of the Common Stock outstanding.

(8)
As of the date hereof, Mr. Green beneficially owns 1,162,790 shares of Common Stock of the Issuer, issuable upon conversion of 581,395 shares of Series D Convertible Preferred Stock and exercise of warrants to purchase 581,395 shares of Common Stock.  Mr. Green’s beneficial ownership constitutes 1.79% of the Common Stock outstanding.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

- a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

EXPERTS

The consolidated financial statements of Merriman Curhan Ford Group, Inc. appearing in Merriman Curhan Ford Group, Inc.'s Annual Report (Form 10-K/A) for the year ended December 31, 2008, and the effectiveness of Merriman Curhan Ford Group, Inc.'s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 3 to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of our Common Stock offered hereby will be passed upon for us by Reed Smith LLP, Palo Alto, California.

WHERE YOU CAN FIND MORE INFORMATION

We electronically file annual, quarterly and special reports, proxy and information statements and other information with the SEC.  The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that site is http://www.sec.gov.  Our website address is www.merrimanco.com.  Information contained in, or accessible through, our website is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any filings that we will make with the SEC (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus forms a part and prior to the termination of this offering:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 31, 2009 and amended on April 30, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 filed with the SEC on May 15, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009 filed with the SEC on August 11, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009 filed with the SEC on November 16, 2009;

•	Our Current Reports on Form 8-K filed with the SEC on November 25, 2009, December 2, 2009, December 17, 2009, December 12, 2009, and January 5, 2010; and

•	The description of our Common Stock included in our registration statement on Form 8-A filed with the SEC on April 4 28, 2000.

We will provide without charge and upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents incorporated by reference, including exhibits to these documents.  You should direct any requests for documents to:

Chief Financial Officer
Merriman Curhan Ford Group, Inc.
600 California Street, 9th Floor
San Francisco, CA  94108
(415) 248-5600

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table lists the costs and expenses payable by the registrant in connection with the sale of the Common Stock covered by this prospectus other than any sales commissions or discounts, which expenses will be paid by the selling stockholders.  All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$3,159.75
Legal fees and expenses	50,000
Accounting fees and expenses	7,500
Miscellaneous fees and expenses	5,000
Total	$65,659.75

Item 15.  Indemnification of Directors and Officers

Section 145(a) of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any. other enterprise, against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of the law. Merriman Curhan Ford Group, Inc. has obtained liability insurance for the benefit of its directors and officers.

The restated certificate of incorporation of Merriman Curhan Ford Group, Inc. provides that, to the fullest extent that the Delaware Corporation Law as from time to time in effect permits the limitation or elimination of the liability of directors, no director of Merriman Curhan Ford Group, Inc. shall be personally liable to Merriman Curhan Ford Group, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director.

In addition, Merriman Curhan Ford Group, Inc. has entered into indemnification agreements with each of its executive officers and directors containing provisions that may require Merriman Curhan Ford Group, Inc., among other things, to indemnify those officers and directors against liabilities that may arise by reason of their status or service as officers or directors. The agreements also provide for Merriman Curhan Ford Group, Inc. to advance to the officers and directors expenses that they expect to incur as a result of any proceeding against them as to which they could be indemnified. Merriman Curhan Ford Group, Inc. also intends to execute such agreements with its future directors and executive officers.

These indemnification provisions may be sufficiently broad to permit indemnification of Merriman Curhan Ford Group, Inc.’s officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

The foregoing is only a general summary of certain aspects of Delaware Corporation Law and Merriman Curhan Ford Group, Inc.’s restated certificate of incorporation dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the Delaware Corporation Law and Merriman Curhan Ford Group, Inc.’s restated certificate of incorporation.

Item 16.  Exhibits

Number	Exhibit
3.1	Certificate of Designation filed with the Secretary of State of Delaware on August 27, 2009 (incorporated by reference to Exhibit 99.1 of our Current Report on Form 8-K/A filed September 9, 2009)
4.1
Series D Preferred Stock Purchase Agreement by and among the Company and the Investors named therein dated August 27, 2009 providing for the sale and issuance of Series D Preferred Stock (incorporated by reference to Exhibit 99.1 of our Current Report on Form 8-K/A filed September 9, 2009)

4.2
Investors Rights Agreement by and among the Company and the Investors named therein dated August 27, 2009 (incorporated by reference to Exhibit 99.1 of our Current Report on Form 8-K/A filed September 9, 2009)

4.3	Form of Warrants issued to purchasers of Series D Preferred Stock (incorporated by reference to Exhibit 99.1 of our Current Report on Form 8-K/A filed September 9, 2009)
5.1	Opinion of Reed Smith LLP
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Reed Smith LLP (included in their opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included in signature page hereto)

Item 17.  Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)
That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 23 day of February, 2010.

MERRIMAN CURHAN FORD GROUP, INC.

By:	/s/ D. Jonathan Merriman
D. Jonathan Merriman
Chief Executive Officer

 POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints D. Jonathan Merriman and Peter V. Coleman, and each of them, as his true and lawful attorney-in-fact and agent, each with the full power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including any and all post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or substitutes, may lawfully do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ D. Jonathan Merriman	Chief Executive Officer	February 23, 2010
D. Jonathan Merriman	(Principal Executive Officer)

/s/ Peter V. Coleman	Chief Financial Officer	February 23, 2010
Peter V. Coleman	(Principal Financial and Accounting
Officer)

/s/ John M. Thompson	Chairman of the Board	February 23, 2010
John M. Thompson

/s/ Ronald L. Chez	Director	February 23, 2010
Ronald L. Chez

/s/ William J. Febbo	Director	February 23, 2010
William J. Febbo

/s/ Andrew Arno	Director	February 23, 2010
Andrew Arno

/s/ Dennis G. Schmal	Director	February 23, 2010
Dennis G. Schmal

/s/ Jeffrey M. Soinski	Director	February 23, 2010
Jeffrey M. Soinski

/s/ Douglas G. Bergeron	Director	February 23, 2010
Douglas G. Bergeron

EXHIBIT INDEX

Number	Exhibit
3.1	Certificate of Designation filed with the Secretary of State of Delaware on August 27, 2009 (incorporated by reference to Exhibit 99.1 of our Current Report on Form 8-K/A filed September 9, 2009)
4.1
Series D Preferred Stock Purchase Agreement by and among the Company and the Investors named therein dated August 27, 2009 providing for the sale and issuance of Series D Preferred Stock (incorporated by reference to Exhibit 99.1 of our Current Report on Form 8-K/A filed September 9, 2009)

4.2
Investors Rights Agreement by and among the Company and the Investors named therein dated August 27, 2009 (incorporated by reference to Exhibit 99.1 of our Current Report on Form 8-K/A filed September 9, 2009)

4.3	Form of Warrants issued to purchasers of Series D Preferred Stock (incorporated by reference to Exhibit 99.1 of our Current Report on Form 8-K/A filed September 9, 2009)
5.1	Opinion of Reed Smith LLP
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	Consent of Reed Smith LLP (included in their opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included in signature page hereto)